APPENDIX A

List of Funds

Effective September 17, 2013

Dunham Corporate/Government Bond Fund

Dunham High-Yield Bond Fund

Dunham Monthly Distribution Fund

Dunham Appreciation & Income Fund

Dunham Large Cap Value Fund

Dunham Real Estate Stock Fund

Dunham International Stock Fund

Dunham Small Cap Value Fund

Dunham Large Cap Growth Fund

Dunham Small Cap Growth Fund

Dunham Emerging Markets Stock Fund

Dunham Loss Averse Equity Income Fund (formerly named Dunham Loss Averse Growth Fund)

Dunham Focused Large Cap Growth Fund

Dunham Alternative Income Fund

Dunham Alternative Strategy Fund

Dunham Floating Rate Bond Fund

Dunham International Opportunity Bond Fund

The parties hereto agree that effective September 17, 2013, this Appendix A shall supersede and replace the existing Appendix A to the Consulting Agreement dated December 18, 2012.

DUNHAM FUNDS

NORTHERN LIGHTS COMPLIANCE

                                                                                    SERVICES, LLC

/s/ Denise S. Iverson

/s/ Michael J. Wagner

By:      Denise S. Iverson                                          By:

Michael J. Wagner

            President

President

APPENDIX B

FEES

1) Development of Procedures:  A one-time fee of $0 per Fund will be billed for developing/updating the Compliance Program Manual for the Trust.

plus

2)  Base Fee – Trust Chief Compliance Officer Services

Base Annual Fee

$11,500 for the first Fund, plus

$5,750 for each additional Fund

An annual fee of $3,000 per adviser/sub-adviser will charged.  The fee will phased in with the annualized fee being $1,500 for the period from October 1, 2013 through September 30, 2014, increasing to $3,000 per adviser/sub-adviser on October 1, 2014.  The annual fee will be waived for any adviser/sub-adviser that is affiliated with NLCS.

The Annual Fee under this Agreement will be billed and allocated to each Fund set forth on Appendix A based on net assets of each Fund on a calendar quarterly basis, in advance.  The invoices shall be due and payable by the Fund within fifteen (15) days of receipt of an invoice from NLCS.  Each invoice provided by NLCS shall include the amount due and a brief description of the services rendered.

An additional fee of $5,000 per year will be charged to each Fund involving complex securities or other higher risk compliance issues, as determined by NLCS in its sole discretion.

On the annual anniversary date of each Fund being added to this Agreement, such Fund’s fees enumerated above may be increased by the change in the Consumer Price Index for the Northeast region (“CPI”) for the twelve-month period ending with the month preceding such annual anniversary date.  Any CPI increases not charged in any given year may be included in prospective CPI fee increases in future years.

plus

3)  Out of Pocket Expenses.

Reasonable expenses incurred in connection with Trust business, including, but not limited to, travel and meals, visits to Trust Service Providers, telephone calls, photocopying, binding and shipping of compliance materials, will be billed to the Trust on a monthly basis.  The Trust agrees to reimburse NLCS for all Out of Pocket Expenses incurred by NLCS in connection with the services provided to the Trust pursuant to this Agreement.  Where the Trust’s Chief Compliance Officer makes a single visit to Service Providers for purposes not only of the Trust, but also for other NLCS clients that employ the same Service Providers, the travel costs will be divided among the Trust and such clients equally.  An invoice detailing these Out of Pocket

Expenses, including any Fund specific expenses, will be submitted to the Trust at the end of each month, and will be payable by the Trust within fifteen (15) days of receipt of an invoice from NLCS.  Fund specific Out of Pocket Expenses, such as those incurred from visits to investment advisers/sub-advisers for specific Funds, will be allocated by the Trust to the respective fund.

Acknowledged and Approved as of October 1, 2013 through December 31, 2013.  This Appendix B supersedes any previously approved Appendix B.

DUNHAM FUNDS

NORTHERN LIGHTS COMPLIANCE

                                                                                    SERVICES, LLC

/s/ Denise S. Iverson

/s/ Michael J. Wagner

By:      Denise Iverson

By:  Michael J. Wagner

            Treasurer

        President

3